Contacts:       Thomas R. Ehmann
                                   Vice President & Chief Financial Officer
                                   (847) 948-9300
                                   Tina E. Nally - Assistant
                                   (847) 267-8777

                                   Larry Parnell
                                   Amen & Associates
                                   (212) 448-4257
FOR IMMEDIATE RELEASE

FIRST MERCHANTS REPORTS  1996 ANNUAL AND FOURTH QUARTER RESULTS;
Increased Charge-Offs And Additions To Credit Loss Reserves


Deerfield, Illinois - February 4, 1997 - First Merchants Acceptance Corporation (NASDAQ: FMAC) today announced earnings for the year and fourth quarter ended December 31, 1996.

For the year ended December 31, 1996, First Merchants reported earnings of $10.5 million, or $1.56 per share, an increase of 16%, as compared to $6.7 million, or $1.35 per share for the year ended December 31, 1995. Net earnings for the quarter ended December 31, 1996, were $1.0 million, or $0.15 per share, a decline compared to $2.5 million, or $0.38 per share in the year ago quarter. The Company's results reflect higher than anticipated charge-offs and additions to loss reserves taken in the fourth quarter.

"In the latter part of 1996, we introduced a new credit scoring and risk management system. While our delinquency is still below that of our peers, by using these new analytical tools, we concluded in early December that charge-offs would likely increase in the short term, so we have added to our loss reserves," said Mitchell C. Kahn, President and Chief Executive Officer. "Before deciding upon this course of action, we reviewed the issues in detail with our Board of Directors and together determined that this was the prudent and appropriate decision. We see ourselves as a conservative Company and our conservatism has consistently served us well," he added.

"The bulk of the fourth quarter charge-offs resulted from loans originated prior to introducing our current credit scoring tools," noted Mr. Kahn. "A thorough risk analysis was performed using our latest generation credit scoring system, and it indicated that the paper purchased for the portfolio in the second half of 1996 is of higher quality than that previously purchased. However, we believe the charge-off rate in the first half of 1997 will be higher than the levels experienced in the corresponding 1996 periods due to normal portfolio seasoning. We do not expect the charge-off rate to increase significantly from the fourth quarter. More importantly, we have strengthened our loss reserves and collection procedures."
Total credit loss reserves, including the allowance for credit losses and reserves attributable to contracts sold or held for sale, increased to 8.2% of serviced finance receivables compared with 7.6% at September 30, 1996. The allowance for credit losses at December 31, 1996 was $17.2 million or 7.0% of owned finance receivables (excluding contracts held for sale) compared to $17.1 million or 6.0% at September 30, 1996. At December 31, 1996, accounts
61 or more days past due were 2.1% of net receivables - serviced, as compared to 1.8% at September 30, 1996. Net charge-offs as a percentage of average net finance receivables - serviced were 6.8% for the year ended December 31, 1996, as compared to 5.2% for the prior year period.

Review of Operations

For the full year 1996, the Company purchased $525.8 million in finance contracts, up significantly from the $257.9 million purchased in 1995. The Company purchased $130.5 million in finance contracts during the 1996 fourth quarter, a 30% increase over the $100.1 million purchased in the fourth quarter of last year. Increased originations were attained through expansion of the sales force and greater geographic coverage.

"As we look to 1997, we expect that originations will remain stable in the near-term as our dealer network adjusts to our upward migration on the non-prime credit quality spectrum. We believe that First Merchants will continue to be recognized for its commitment to quality, professionalism and prudence, and that our dealers will respond affirmatively. We expect credit quality on new business will continue to improve in 1997, even more than during the second half of 1996, and the interests of our shareholders and lenders will be well served," said Mr. Kahn.

The Company is committed to becoming a low cost provider and made progress in that regard by reducing on-going expenses to 8.1% of average net receivables serviced for 1996 from 9.5% for 1995. This was accomplished even with the increased costs associated with the introduction of new credit scoring and risk management tools and development work on new information and servicing systems.

During 1996, the Company implemented its "Hub and Spoke" strategy by consolidating 26 dealer service centers and expanding the geographic coverage of its sales force. "The 'Hub and Spoke' strategy has been very well received by our dealers. This approach extends our national presence and improves our service and operating efficiency at the same time", said Mr. Kahn. The Company recorded charges of $1.4 million for severance, employee benefits and other costs involved in its expense reduction efforts.

During 1996, First Merchants implemented its first cooperative arrangement with a financial institution, Magna Bank of St. Louis, to refer non-prime automobile lending business to the Company. The Company also entered into affiliations with two national used car super stores, Car Max and AutoNation USA, to purchase higher quality non-prime paper.

This past year saw First Merchants expand its financing base through a strong securitization program, which included three private and two public transactions totaling more than $530 million. The Company expects to continue its securitization program as a key part of its 1997 funding strategy.

"We are upbeat about 1997 and confident that the Company is taking the necessary steps to continue to improve credit quality and eliminate the factors that contributed to the downturn in fourth quarter earnings. We believe that our depth of experienced management, combined with the many quality control and efficiency initiatives we implemented during 1996 will contribute to the continued growth and success of First Merchants. Our previously announced decision to buy back up to 500,000 shares of our stock on the open market is but one example of our firm belief that the foundation of this Company is sound and the future for First Merchants continues to be full of opportunity," Mr. Kahn concluded.

First Merchants Acceptance Corporation is a national specialty finance company, primarily engaged in financing the purchase of used automobiles by consumers who have limited access to traditional sources of credit. The Company acquires dealer-originated retail installment contracts from franchised and independent automobile dealers and financial institutions in 37 states.

This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results. Investors should refer to documents that the Company files from time to time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10-K, Form 10-Q and Form 8-K reports.

                First Merchants Acceptance Corporation
                    Unaudited Financial Highlights
           (Amounts in thousands, except net earnings per share and number of installment contracts)


                           THREE MONTHS ENDED       TWELVE MONTHS ENDED
                              DECEMBER 31              DECEMBER 31
                            1996        1995          1996       1995

REVENUES:
INTEREST INCOME -
  FINANCE CONTRACTS       $ 17,007      13,466        70,870       38,210
OTHER PORTFOLIO INCOME         489         522         2,035        1,338
  GAIN ON SALE OF FINANCE
  RECEIVABLES                8,038           -        22,925            -
SERVICING FEES AND OTHER
  INCOME                     2,379           -         4,822            -
---------------------------------------------------------------------------
TOTAL REVENUES:             27,913      13,988       100,652       39,548
---------------------------------------------------------------------------
EXPENSES:
INTEREST EXPENSE             5,646       3,294        21,822       10,754
PROVISION FOR CREDIT LOSSES  9,860       1,050        21,860        1,700
OPERATING EXPENSES:
EMPLOYEE COMPENSATION AND
  RELATED COSTS              6,118       3,494        23,542       10,263
OTHER                        4,634       2,135        16,182        6,027
--------------------------------------------------------------------------
TOTAL EXPENSES:             26,258       9,973        83,406       28,744
--------------------------------------------------------------------------
EARNINGS BEFORE INCOME
  TAXES                      1,655       4,015        17,246       10,804
INCOME TAXES                   646       1,524         6,726        4,103
--------------------------------------------------------------------------
NET EARNINGS              $  1,009       2,491        10,520        6,701
--------------------------------------------------------------------------

NET EARNINGS PER SHARE    $   0.15        0.38          1.56         1.35

WEIGHTED AVERAGE COMMON
AND COMMON EQUIVALENT
SHARES OUTSTANDING           6,736       6,496         6,742        4,980


OTHER OPERATING DATA
AVERAGE NET RECEIVABLES
(ANR) SERVICED            $603,220     241,732       474,362      171,737
AVERAGE NET RECEIVABLES
(ANR) OWNED                333,713     241,732       346,904      171,737
AVERAGE INDEBTEDNESS       274,029     149,624       272,939      118,173

INSTALLMENT CONTRACTS
PURCHASED:
DOLLAR AMOUNT             $130,514     100,131       525,795      257,947
NUMBER                      10,700       9,550        45,488       25,336

                       FIRST MERCHANTS ACCEPTANCE CORPORATION
                          UNAUDITED FINANCIAL HIGHLIGHTS
                (AMOUNTS IN THOUSANDS, EXCEPT NET EARNINGS PER SHARE
                           AND NUMBER OF INSTALLMENT CONTRACTS)

                                 DECEMBER 31               DECEMBER 31
                                   1996                       1995

FINANCIAL POSITION
TOTAL ASSETS                  $   339,606               $    282,274

FINANCE RECEIVABLES - OWNED       244,362                    251,908
ALLOWANCE FOR CREDIT LOSSES       (17,182)                   (14,301)
                               -----------               ------------
NET RECEIVABLES               $   227,180               $    237,607

FINANCE RECEIVABLES HELD
  FOR SALE,NET                     42,758                     32,265
EXCESS SERVICING RECEIVABLE        22,349                          -
BORROWING UNDER SENIOR REVOLVING
  CREDIT FACILITY                  33,300                    104,000
NOTES PAYABLE-SECURITIZED
  POOL,NET                        133,709                     70,378
SUBORDINATED NOTES,NET             63,760                     13,896
STOCKHOLDERS' EQUITY               94,738                     84,279


BOOK VALUE PER SHARE          $     14.51               $      12.92

RECEIVABLE PORTFOLIO DATA
FINANCE RECEIVALBES -
  SERVICED                    $   641,199               $    284,173
NUMBER OF INSTALLMENT
  CONTRACTS
OUTSTANDING - SERVICED             63,605                     31,082

CREDIT QUALITY DATA
61 OR MORE DAYS PAST DUE -
  SERVICED                           2.1%                       0.7%

NET CHARGE-OFFS FOR THE PERIOD
  AND AS A PERCENTAGE OF AVERAGE
  FINANCE RECEIVABLES -
  SERVICED:
LAST THREE MONTHS             $    13,412               $     3,463
                                     8.9%                      5.7%
LAST TWELVE MONTHS            $    32,307               $     8,969
                                     6.8%                      5.2%

CREDIT LOSS RESERVES AS A
  PERCENTAGE OF FINANCE
  RECEIVALBES - SERVICED             8.2%                      5.2%